                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)



                                               Nine Months
                                             Ended September 30,                             Years Ended December 31,
                                          -----------------------            -----------------------------------------------------
                                            1996           1995                1995        1994       1993       1992        1991
                                           -------        -------            -------     ------     -------    --------   --------
 Fixed Charges:
   Interest expense                        $29,533        $12,279            $21,569     $2,245        $458        $573        $97
  Interest capitalized during
     period
  Portion of rent expense
     representative of interest                450            185                292         55          32          25         24
                                           -------        -------            -------     ------     -------    --------   --------
                                           $29,983        $12,464            $21,861     $2,300        $490        $598       $121
                                           -------        -------            -------     ------     -------    --------   --------
                                           -------        -------            -------     ------     -------    --------   --------

 Earnings:
  Income from operations
     before income taxes                 $(13,157)         $1,556           $(7,094)   $(1,235)     $10,641    $(2,565)   $(4,914)
   Fixed charges per above                  29,983         12,464             21,861      2,300         490         598        121
                                           -------        -------            -------     ------     -------    --------   --------
                                           $16,826        $14,020            $14,767     $1,065     $11,131    $(1,967)   $(4,793)
                                           -------        -------            -------     ------     -------    --------   --------
                                           -------        -------            -------     ------     -------    --------   --------

  Ratio of Earnings to Fixed
     Charges(1)                                               1.1                                      22.7


(1) The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994, 1992 and 1991, the deficit of earnings to fixed charges was $13,157, $7,094, $1,235, $2,565, and $4,914, respectively.